EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons names below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of Halozyme Therapeutics, Inc., and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings.  In evidence thereof, the undersigned, being duly authorized, hereby execute this agreement as of the 25th day of March, 2008.

Date: March 24, 2008	/s/Randal J. Kirk
Randal J. Kirk

Date: March 24, 2008	NEW RIVER MANAGEMENT V, LP

By:	Third Security Capital Partners V, LLC, its general partner

By:	Third Security, LLC, its manager

By:	/s/Randal J. Kirk
Randal J. Kirk
Manager